Exhibit 99.1

Marathon Patent Group Declares Stock Dividend

LOS ANGELES, CA--(Marketwired – Nov 25, 2014) - Marathon Patent Group, Inc. (NASDAQ: MARA) ("Marathon"), a patent licensing company, announced that the Company’s Board of Directors has declared a stock dividend of one additional share of Common Stock for each share of Common Stock held by such holders as of the close of business December 15, 2014.

Doug Croxall, Founder & Chief Executive Officer of Marathon, stated, “We are very pleased to announce that our Board has declared a one-time stock dividend resulting in a doubling of the number of shares of our common stock. Today’s announcement is the result of our strong financial and stock price performance, and the confidence we have in our ability to continue to create long-term profitable growth.”

Croxall continued, “We view this dividend issuance as a way to not only reward our existing shareholders, but also to expand the distribution and market liquidity of the Company’s shares possibly creating the opportunity for longer term institutions to become shareholders.”

The stock dividend will not change the proportionate interest that a shareholder maintains in the Company. Holders of record on the record date do not have to take any action to receive the dividend, which will be sent directly by the transfer agent to the address on record. All Beneficial Holders that hold shares in street name will be processed through their brokers.

About Marathon Patent Group:

Marathon is a patent acquisition and monetization company. The Company acquires patents from a wide-range of patent holders from individual inventors to Fortune 500 companies. Marathon's strategy of acquiring patents that cover a wide-range of subject matter allows the Company to achieve diversity within its patent asset portfolio. Marathon generates revenue with its diversified portfolio through actively managed concurrent patent rights enforcement campaigns. This approach is expected to result in a long-term, diversified revenue stream. To learn more about Marathon Patent Group, visit www.marathonpg.com.

Safe Harbor Statement:

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACT INFORMATION

Addo Communications
Lasse Glassen
Director
424-238-6249
lasseg@addocommunications.com

Marathon Patent Group
Daniel Gelbtuch
Chief Marketing Officer
917-509-9582
daniel@marathonpg.com